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                                                                   EXHIBIT 10.32

                        AGREEMENT OF SALE AND PURCHASE

     This Agreement dated April ______, 2000, by and between C.W. Resources, Inc., Westerman Royalty, Inc., and Carl A. Westerman (herein collectively called SELLER) and 3TEC Energy Corporation (herein called BUYER);

                              W I T N E S S E T H:

     1. PROPERTY TO BE SOLD AND PURCHASED. Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

        (a) All right, title and interest of Seller (i) in and to the oil, gas and/or mineral leases described on Part One of Exhibit A hereto insofar as such leases cover depths below the base of the Woodbine Formation underlying the lands described in such Part One of Exhibit A and (ii) in and to all of the oil, gas and/or mineral leases described on Part Two or Part Three of Exhibit A insofar as such leases cover depths between the base of the Woodbine Formation and the base of the Cotton Valley Sand Formation underlying the lands described in such Part Two or Part Three of Exhibit A; SAVE AND EXCEPT all right, title and interest of Seller in and to the oil, gas and mineral leases described in Part Four of Exhibit A hereto insofar as such leases cover the lands and depths described in such Part Four of Exhibit A; and

        (b) All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsection (a) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsection (a) above; and

        (c) All rights, titles and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, right of way easements, seismic data agreements (to the extent transferable and subject to the limitations set forth below), and other agreements and contracts which relate to any of the properties described in subsections
     (a) and (b) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsections
     (a) and (b) above; and

        (d) All rights, titles and interests of Seller in and to all wells, wellhead equipment, flowlines, tanks, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment located on the properties described in subsections (a) and (b) above and currently in use in connection with the operation of such properties; and

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        (e) An undivided one-half (2) interest in and to all right, title and interest of Seller in and to the oil, gas and/or mineral leases described on Part Two of Exhibit A insofar as such leases cover depths below the base of the Cotton Valley Sand Formation underlying the lands described in such Part Two of Exhibit A; and

        (f) An undivided one-half (2) interest in and to all rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsection (e) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsection (e) above; and

        (g) An undivided one-half (2) interest in and to all rights, titles and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, right of way easements, seismic data agreements (to the extent transferable, and subject to the limitations set forth below), and other agreements and contracts which relate to any of the properties described in subsections (e) and (f) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsections (e) and (f) above.

     The properties, rights and interests specified in the foregoing subsections
(a), (b), (e) and (f) are herein sometimes collectively called the "OIL AND GAS PROPERTIES," and the properties, rights and interests specified in the foregoing subsections (a) through (g), inclusive, are herein sometimes collectively called the "PROPERTIES." Without limitation, it is understood that the Properties do not include, and there is retained by Seller, (i) any seismic data covering lands or depths not covered by the Oil and Gas Properties, any seismic data not owned by Seller and any seismic data which is not transferable, (ii) any field inventory and/or warehouse stocks, (iii) any surface owned in fee and (iv) any buildings and surface rights to the tracts on which such buildings are located.

     2. PURCHASE PRICE.

        (a) Base Purchase Price. The purchase price for the Properties shall be Fifty-Five Million Dollars ($55,000,000) (such amount, adjusted as provided in subsection (b) below, but unadjusted by any other adjustments provided for in this Agreement or agreed to by the parties, being herein called the "BASE PURCHASE PRICE"). Such Base Purchase Price may be adjusted as provided in Sections 8 and 11(b)(ii) hereof (the Base Purchase

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     Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the "PURCHASE PRICE"). Except as may be provided in Sections 11(a)(ii) and 11(b)(ii) with respect to payment of the Operations Adjustment portion of the Base Purchase Price under certain circumstances, the Purchase Price shall be paid in readily available funds at the Closing as hereinafter provided.

        (b) ROYALTY AND ORRI ADJUSTMENT. The parties recognize that the Oil and Gas Properties include royalties and overriding royalties which were not considered by Buyer in establishing the $55,000,000 amount set forth above. The parties, therefore, agree that such amount will be adjusted upward as follows: (i) for each well or PUD location listed on Schedule I that shows a "RI" or "ORRI" decimal net revenue interest on such schedule, the total of such "RI" and "ORRI" interests will be divided by the average of the decimal net revenue interest shown for "BPO NRI" and "APO NRI" for such well or PUD location on such Schedule (or the "APO NRI" where no "BPO NRI" is shown) and multiplying such result by the allocated value shown for such well or PUD location on Schedule I and (ii) adding the total of the amounts computed under clause (i) to such $55,000,000 amount as set forth above.

     3. DEPOSIT. Contemporaneously with the execution of this Agreement, Buyer, Seller and Bank One Texas, N.A. ("ESCROW AGENT") shall execute an escrow agreement in the form of Exhibit B attached hereto (the "ESCROW AGREEMENT"). Pursuant to the terms of the Escrow Agreement, Buyer shall deliver to the Escrow Agent Five Million Two Hundred Thousand Dollars ($5,200,000) (such amount, plus any interest earned thereon, being herein called the "DEPOSIT"). The costs associated with such escrow shall be split equally between Buyer and Seller. In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the Closing. In the event the transaction contemplated hereby fails to close on the Closing Date as a result of a material breach of this Agreement by Seller which occurs in the absence of a material breach of this Agreement by Buyer, or in the event this Agreement is terminated by Buyer in accordance with
Section 9 below or is terminated by Seller in accordance with any subsection of
Section 10 below other than subsections 10(a) and 10(b), the Deposit shall be returned to Buyer. If the transaction contemplated hereby otherwise fails to close on the Closing Date, Seller shall retain the Deposit. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY AND SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY.

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     4. REPRESENTATIONS OF SELLER.

        (a) REPRESENTATIONS.   Each Seller represents and warrants to Buyer
     that:

        (i) ORGANIZATION AND QUALIFICATION. Each of C.W. Resources, Inc. and Westerman Royalty, Inc., is a corporation duly organized and legally existing and in good standing under the laws of the State of Texas.

        (ii) DUE AUTHORIZATION. Each Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

        (iii) APPROVALS. Other than requirements (if any) that there be obtained consents to assignment from third parties (any material contracts containing such consent requirements being disclosed under section 4(a)(x) below) and except for approvals ("ROUTINE GOVERNMENTAL APPROVALS") required to be obtained from governmental entities who are lessors under leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing, and except for the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements, to Seller's knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Properties. Seller's "knowledge," or "received" by Seller (except as used in connection with payment receipts), as used in this Agreement, shall mean to the actual knowledge of, or actually received by, Carl A. Westerman, Paul A. Kopasko, Dawn W. Tadlock, David Tadlock, Bruce Cook or Michelle Cook.

        (iv) VALID, BINDING AND ENFORCEABLE. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

        (v) LITIGATION. Except as disclosed on the Disclosure Schedule (herein called the "DISCLOSURE SCHEDULE") attached hereto as Schedule II, there are no pending suits, actions, or other proceedings in which Seller is a party (or to Seller's knowledge, which have been threatened to be instituted) which affect the Properties (including, without limitation, any actions challenging or pertaining to Seller's title to any of the Properties), or affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        (vi) TITLE. Seller is the owner of the Oil and Gas Properties, free and clear of

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     all liens, burdens, encumbrances and defects in title arising by, through or under Seller. It is expressly understood and agreed that such representation does not cover matters arising other than by, through or under Seller, and it is further expressly understood and agreed that, without limitation, matters arising by, through or under Seller do not include maintenance of leases in force or pooling and/or unitization matters.

        (vii) ENVIRONMENTAL. Except as disclosed on the Disclosure Schedule, to Seller's knowledge, there are no pending or threatened actions, suits, orders, claims, notices or proceedings, made or instituted by applicable governmental authorities, regarding the Properties alleging a violation or non-compliance with applicable environmental laws, or with respect to the disposal, discharge or release from the Properties of hazardous materials or constituents in a manner which is not in compliance with such laws.

        (viii) GAS IMBALANCES AND PREPAYMENT. Seller is not obligated, by virtue of any prepayment arrangement, a "take or pay" arrangement, gas balancing agreement, a production payment or any other arrangement entered into by it (or, to Seller's knowledge, entered into by any other party and binding on the Oil and Gas Properties), to deliver hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

        (ix) PROCEEDS IN SUSPENSE. Proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties are being received by Seller in a timely manner and are not being held in suspense by the purchaser of said hydrocarbons for any reason, other than amounts held in suspense by such purchaser in the ordinary course of business which are individually or in the aggregate not in excess of $100,000.

        (x) MATERIAL CONTRACTS; PREFERENTIAL RIGHTS. The Disclosure Schedule sets forth a complete and accurate description of every material agreement entered into by Seller (or, to Seller's knowledge, entered into by any other party and binding on the Oil and Gas Properties), and relating to the Oil and Gas Properties, and no written claim has been received by Seller that it is in default under any such agreement. No hydrocarbons produced from the Oil and Gas Properties are subject to a sales contract or other arrangement entered into by Seller and relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons (other than a contract disclosed on the Disclosure Schedule), and, except as included in agreements set forth on the Disclosure Schedule, no person has any preferential right to purchase any Oil and Gas Property and no person has any call upon, option to purchase, preferential right to purchase or similar rights granted by Seller with respect to production from the Oil and Gas Properties and none of the persons so listed on the Disclosure Schedule have exercised any such rights.

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        (xi) RECEIPT OF PROCEEDS; PAYMENT OF EXPENSES.  With respect to each existing well identified on Schedule I, Seller is currently receiving from all purchasers of production from the Oil and Gas Properties at least the "Net Revenue Interests" set forth on such Schedule I without suspense. With respect to each existing well listed on Schedule I, Seller is currently paying the operators of the Oil and Gas Properties for the development and operation thereof no more than the Operating Interests set forth on such Schedule I, and Seller is current for all costs and expenses pertaining to the development and operation of the Oil and Gas Properties, except for those being contested in good faith.

        (xii) PAYMENT OF ROYALTIES. Except for the Jane Turner Sheppard et al vs. C.W. Resources et al. case disclosed on the Disclosure Schedule, Seller has received no claims that royalties and other payments due by it under the leases have not been properly and timely paid, or that any conditions necessary to keep the leases in force have not been fully performed.

        (xiii) COMPLIANCE WITH LAWS. Seller has received no claims, orders, notices or other written communications from applicable governmental authorities that the operation of the Oil and Gas Properties has not been conducted in accordance with all laws, rules, regulations, ordinances and orders (including without limitation, those pertaining to the environment) of all local, state and federal governmental bodies, authorities and agencies having jurisdiction of the Oil and Gas Properties.

        (xiv) TAXES. Ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Oil and Gas Properties that have become due and payable have been properly and timely paid, except for those being contested in good faith. For purposes of this Agreement, taxes based on or measured by production shall be deemed attributable to the period in which the production occurred, regardless of the fact that such taxes may not be assessed or payable until some subsequent period.

        (b) DISCLAIMERS. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4(a) ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND, WITHOUT LIMITATION ON THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4(a) ABOVE, SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES (WITHOUT LIMITATION, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4(a) ABOVE, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS,

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     IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY,
     QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT FOR ITS FITNESS FOR ANY PURPOSE). UPON CLOSING, BUYER SHALL HAVE INSPECTED, OR WAIVED ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"). BUYER IS RELYING UPON ITS OWN INSPECTION OF THE PROPERTIES, AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION.

     5. REPRESENTATIONS OF BUYER.  Buyer represents to Seller that:

        (a) ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized and legally existing and in good standing under the laws of its state of incorporation and is qualified to do business and in good standing in the State of Texas. Buyer is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer has met all bonding requirements of such agencies).

        (b) DUE AUTHORIZATION. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

        (c) APPROVALS. Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, and except for Routine Governmental Approvals, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

        (d) VALID, BINDING AND ENFORCEABLE. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

        (e) NO LITIGATION. There are no pending suits, actions, or other proceedings in

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     which Buyer is a party (or, to Buyer's knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        (f) KNOWLEDGEABLE BUYER, NO DISTRIBUTION. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.

     6. CERTAIN COVENANTS OF SELLER PENDING CLOSING. Between the date of this Agreement and the Closing Date:

        (a)  ACCESS BY BUYER.

        (i) RECORDS. Seller will give Buyer, or Buyer's authorized representatives, at Seller's office and at all reasonable times before the Closing Date, access to Seller's records pertaining to the ownership and/or operation of the Properties (including, without limitation, title files, division order files, well files, and production, severance and ad valorem tax records), for the purpose of conducting due diligence reviews contemplated by Section 7 below. Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer. Seller shall not be obligated to provide Buyer with access to any records or data which Seller believes that Seller cannot provide to Buyer without, in Seller's reasonable opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. Notwithstanding the foregoing sentence, Seller shall provide Buyer a list of all records or data which Seller is withholding pursuant to such sentence including a general description of such records' contents and the specific reason claimed by Seller for such withholding.

        (ii) PHYSICAL INSPECTION. Seller shall make a good faith effort to give Buyer, or Buyer's authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same. Buyer recognizes that some or all of the Properties may be operated by parties other than Seller and that Seller's ability to obtain access to such properties, and the manner and extent of such access, is subject to such third parties. Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller (and, where Properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the Properties.

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        (iii)  EXCULPATION AND INDEMNIFICATION.  If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer's sole risk, cost and expense and Buyer waives and releases all claims against Seller (and the respective affiliates of the parties constituting Seller and the respective directors, officers, employees, attorneys, contractors and agents of such parties and such affiliates) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless Seller (and the respective affiliates of the parties constituting Seller and the respective officers, directors, employees, attorneys, contractors and agents of such parties and such affiliates)from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with Buyer's examinations or inspections.

        (b) INTERIM OPERATION. Seller will continue the operation of the Properties in the ordinary course of its business (or, where Seller is not the operator of a Property, will continue its actions as a non-operator in the ordinary course of its business), and will not sell or otherwise dispose of any of the Properties, provided that Seller may make sales or other dispositions of oil, gas and other minerals in the ordinary course of business after production (but, in doing so, will not enter into any new marketing arrangements unless the same terminate, or can be terminated, (in either case without penalty or other detriment) in 31 days or less), and may make sales or other dispositions of equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete and is no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability and value. Except for those disclosed on the Disclosure Schedule (with respect to which Seller may take the actions described on the Disclosure Schedule) Seller will not, without Buyer's written consent, commit to or propose the drilling of any additional wells, commit to or propose the deepening, plugging back or reworking of any existing wells, or commit to or propose the conducting of any other operations which require consent under the applicable operating agreement. Except for those disclosed on the Disclosure Schedule (with respect to which Seller may take the actions described on the Disclosure Schedule) Seller will advise Buyer of any such proposals made by other parties, and will consult with Buyer concerning such proposals, but any decisions with respect to such proposals shall be made by Seller in its own discretion, so long as the decisions are made in the ordinary course of business; provided that, if the period for responding to such a proposal extends beyond the Closing Date, Seller will not respond to such proposal unless the Closing does not occur prior to the next to last day allowed to respond (in which case Seller may respond). Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to

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     operation of a Property greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

     7. DUE DILIGENCE REVIEWS.

        (a) REVIEW BY BUYER. Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Defects (as below defined) exist. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer's attention which would constitute a Defect (as below defined), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Seller in writing of such Defects as soon as the same are identified by Buyer, but in no event no later than May 24, 2000, (such Defects of which Buyer so provides notice are herein called "ASSERTED DEFECTS"). Such notification shall include, for each Asserted Defect, (i) a description of the Asserted Defect and the wells and/or units listed on Schedule I to which it relates, (i) the Defect is a Defect described in Section 7(b)(i) below, (ii) for each applicable well or unit, the size of any variance from "Net Revenue Interest" or "Working Interest" which does or could result from such Asserted Defect and (iii) the amount by which Buyer would propose
     to adjust the Purchase Price.   All access to Sellers records and the
     Properties in connection with such due diligence shall be subject and pursuant to Section 6(a) (including, without limitation, the exculpation and indemnification provisions contained in Section 6(a)(iii)).

        (b) NATURE OF DEFECTS. The term "DEFECT" as used in this Section shall mean the following:

        (i) NRI OR WI VARIANCES. Seller's ownership of the Properties is such that, with respect to a well or PUD location listed on Schedule I hereto, it clearly (A) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from currently producing completions in such well (or, in the case of a PUD location, from the Cotton Valley Sand Formation), which is less than the decimal share set forth on Schedule I in connection with such well or PUD location in the column headed "Net Revenue Interest" or (B) causes Seller to be obligated to bear a decimal share of the cost of operation of such well (as to such completions) or PUD location (as to such formation) greater than the decimal share set forth on Schedule I in connection with such well or PUD location in the column headed "Working Interest" (without at least a proportionate increase in the share of

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     production to which Seller is entitled to receive from such well or PUD location).

        (ii) LIENS. Seller's ownership of an Oil and Gas Property is subject to a lien other than (A) a lien for taxes which are not yet delinquent or (B) a mechanic's or materialmen's lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (C) liens which will be released at or before Closing.

        (iii) PREFERENTIAL RIGHTS AND CONSENTS. Seller's ownership of an Oil and Gas Property is subject to a Preferential Right or a requirement that Consent to assignment be obtained, unless a waiver of such Preferential Right or Consent has been obtained with respect to the transaction contemplated hereby, or (in the case of a Preferential Right) an appropriate tender of the applicable interest has been made to all parties holding such right and, with respect to each such party, the period of time required for such party to exercise such right has expired without such party exercising such right.

        (iv) IMPERFECTIONS IN TITLE. Seller's ownership of an Oil and Gas Property is subject to an imperfection in title which, if asserted, would cause a Defect, as defined in subparagraph (i) above, to exist, and such imperfection in title is not such as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

        (v) PRODUCTION SALES CONTRACTS. An Oil and Gas Property is subject to a production sales contract (other than a contract disclosed on the Disclosure Schedule or a contract which provides market sensitive pricing) which does not terminate by its terms on or before 185 days after the Closing Date and which cannot be terminated on or before 185 days after the Closing Date without penalty.

        (vi) ENVIRONMENTAL MATTERS. An Oil and Gas Property is in violation of (whether or not Seller has been cited for such violation) applicable environmental laws (below defined) in any material respect ("applicable environmental laws" shall mean all federal, state or local laws, rules, orders or regulations pertaining to health or the environment, including those relating to waste materials and/or hazardous substances) or there is present upon or under such property a condition which requires or with the passage of time is likely to require remediation under applicable environmental law and such matter is not such as would normally be accepted by persons engaged in the oil and gas business when purchasing producing properties.

        (vii) LITIGATION. A matter which should have been disclosed on the Disclosure Schedule pursuant to Section 4(a)(v), but was not so disclosed.

     Notwithstanding anything in the foregoing which may appear to the contrary, unleased interests or non pooled, or ineffectively pooled, interests in a tract on which no well (or a drillsite for a PUD location) included in the Properties is located shall not constitute a "Defect." Similarly, in some cases where an "APO NRI" net revenue interest is shown for a well or PUD location on Schedule I one or more third parties have elections at payout (which do not have to be exercised until then) to take one of two or more possible interests, and such net revenue interest shown on Schedule I assumes one of such interests would be elected; notwithstanding anything in the foregoing which appears to the contrary, the fact that a third party may make a different election at payout than that assumed in computing the net revenue interest shown on Schedule I will not constitute a "Defect." The presence of naturally occurring radioactive materials ("NORM") in circumstances where, under current Texas Railroad Commission rules and regulations, remediation is not currently required will not constitute a "Defect."

        (c) PUD LOCATIONS. Buyer and Seller have identified certain PUD locations at which additional wells might be drilled to the Cotton Valley Sand Formation, which locations are identified on Exhibit C hereto. Such locations are included on Schedule I hereto (and have amounts allocated to them as do existing wells), and are subject to the procedures relating to Defects and Asserted Defects set forth above in this Section 7, and to the curative and purchase price adjustment procedures set forth below in this
     Section 7 and Section 8. With respect to such locations, and such procedures, Buyer and Seller additionally agree as follows:

        (i) ADJUST LOCATION, SUBSTITUTE PUD. If an Asserted Defect is identified with the tract on which such location is located, Buyer will use its best efforts to identify a reasonably acceptable alternative location for such PUD, on a tract not so affected, in order to eliminate such Defect. Alternatively, if Seller can identify an additional PUD location on the Oil and Gas Properties which is not included in the PUD locations shown on Exhibit C, Buyer will review such location (and any supporting data furnished by Seller) in a good faith, and, should Buyer determine that such location is a reasonably acceptable alternative location, such location shall be substituted for the PUD location having the Asserted Defect, and such Asserted Defect will be eliminated.

        (ii) MINIMAL DEFECTS, INCOMPLETE POOLING. Asserted Defects relating to a PUD location must affect at least 5% of Leasehold interest of the drillsite tract for such PUD for the same to be considered Defects subject to price adjustment procedures provided for below. If Asserted Defects for a PUD location affect interests which exceed such amount, the price adjustment procedure provided for below will be followed for the interest affected in excess of such amount; if the interest affected do not exceed such amount, no price adjustment for Asserted Defects will be made. The absence of complete pooling authority for all interests held by Seller in a PUD location will not constitute a Defect.

        (iii) OFFSETS. Should Seller have an interest in a PUD location that is more than 105% of that projected on Schedule I, such excess (with the amount attributable to such excess to be determined in the same manner as provided below for price adjustments) may be used to offset purchase price reductions otherwise applicable to other PUD locations due to Defects thereon.

        (iv) CONTINUING CURATIVE. If an Asserted Defect is identified with respect to such a location, and the same cannot be cured before Closing (or resolved as provided in (i) above), Seller may elect to continue curative efforts past Closing. In such case, the amount determined, as provided in
     Section 8 below, to be attributable to such Defect will be left in escrow under the Escrow Agreement and will be disbursed (A) if such Defect is cured within one year after Closing, to Seller when such curative is completed (with interest earned on such amount up to Closing being disbursed to Buyer, and all other interest earned on such amount being disbursed to Seller) or (B) otherwise, to Buyer as promptly as possible after such one year period (together with all interest earned on such amount). If the amount to be so left in escrow exceeds $1,000,000, the amount so left in escrow may, at Buyer's option, be limited to not less than $1,000,000, and any additional amounts will be paid directly by Buyer; provided that payments on account of curative by Seller shall be first paid from the amount left in escrow (until the amount so left in escrow is depleted), and then paid by Buyer; and provided further that any such amounts to be paid directly by Buyer shall be (A) when and if curative is done with respect to Asserted Defects, paid to Seller in the same manner as provided for escrow funds above (but without interest), or (B) to the extent curative does not occur within such period, retained by Buyer.

        (d) SELLER'S RESPONSE. In the event that Buyer notifies Seller of Asserted Defects:

        (i) CURE. Seller may (but shall have no obligation to) attempt to cure, prior to Closing, one or more Asserted Defects.

        (ii) POSTPONE CLOSING. Whether or not Seller has then begun to, or ever begins to, cure one or more Asserted Defects (and whether or not Seller has elected options (iii) or (iv) below with respect to one or more Asserted Defects), Seller may postpone the Closing by designating a new Closing Date not later than June 15, 2000. Notwithstanding any such election to postpone Closing, Seller shall still have no obligation to cure Asserted Defects.

        (iii) INDEMNIFICATION. At any time, and from time to time, prior to Closing, and regardless of whether or not Seller has then elected any other option or options under this Section as to such Asserted Defect or any other Asserted Defect (including without limitation regardless of whether the procedure under Section 8 is ongoing as to such Asserted Defect), Seller may (but shall have no obligation to) elect, with respect to any Asserted Defect, to indemnify and hold Buyer harmless from and against any actual damages or loss (but specifically excluding consequential, special or similar damages) Buyer may suffer as a result of a third party claim based on such Asserted Defect. If and when such election is made as to an Asserted Defect, such Asserted Defect will be treated under this Agreement as if cured.

        (iv) ADJUSTMENT. Notwithstanding any other election made under this Section (without limitation, it being expressly recognized that Seller may attempt to cure Asserted Defects while acting under this election), Seller may elect to have one or more Asserted Defects handled under Section 8 below.

     8. CERTAIN PRICE ADJUSTMENTS.

        (a) PROCEDURES. In the event that, as a part of the due diligence reviews provided for in Section 7 above, Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure such Asserted Defects prior to Closing, or in the event that Buyer or Seller has elected (pursuant to Section 15) to treat an Oil and Gas Property affected by a casualty loss as if it was an Oil and Gas Property affected by an Asserted Defect, then:

        (i) AGREE UPON ADJUSTMENT. Buyer and Seller shall, with respect to each Property affected by such matters, attempt to agree upon an appropriate downward adjustment of the Purchase Price to account for such matters; and

        (ii) EXCLUDE PROPERTY. With respect to each well or PUD location listed on Schedule I as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all such matters affecting such well or PUD location, such well or PUD location (together with such related rights in any unit including the same, and other rights, as may be necessary or appropriate to own, operate and produce the same) will be excluded from the transaction contemplated hereby, and a downward adjustment of the Purchase Price will be made by the amount attributed on
     Schedule I to such well or PUD location.

        (b) CERTAIN ADJUSTMENTS. In the event that Buyer raises as an Asserted Defect one of the following types of Defects, Seller may (but shall not be obligated to) propose the adjustment of the Purchase Price set forth below in connection with such Defect:

        (i) NRI VARIANCE/PROPORTIONATE PRICE REDUCTIONS. If the Asserted Defect is (I) a Defect described in clause (A) of Section 7(b)(i) or (II) a Defect which otherwise affects a portion of Seller's interest in a well or PUD location listed on Schedule I: a downward adjustment equal to the amount determined by multiplying the amount set forth for such well or PUD location on Schedule I by a fraction (A) the numerator of which is an amount equal to the "Net Revenue Interest" shown on Schedule I for such well or PUD location less the decimal share to which Seller would be entitled to as a result of its ownership interest in such well or PUD location which is unaffected by such Defect and (B) the denominator of which is the "Net Revenue Interest" shown for such well or PUD location on
     Schedule I. Notwithstanding subsection (ii) below, a Defect to which such subsection is applicable may, at Seller's election, be treated as a Defect under this subsection.

        (ii) LIENS/PAYOFF AMOUNT. If the Asserted Defect is a Defect described in Section 7(b)(ii): a downward adjustment equal to the amount of the debt secured by such lien.

     If Seller proposes such an adjustment, such adjustment will be deemed an adjustment agreed to under Section 8(a)(i) above.

        (c) LIMITATIONS ON ADJUSTMENTS. If the Purchase Price reduction (or increase) with respect to a particular Asserted Defect which would result from the above provided for procedure does not exceed $25,000, no adjustment shall be made for such Asserted Defect. If the Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects for which an adjustment is to be made, does not exceed $250,000, then no adjustment of the Purchase Price shall occur, and none of the Properties which would be excluded by such procedure shall be excluded. If the Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects for which an adjustment is to be made exceeds $250,000, the Purchase Price shall be adjusted by the amount by which such reduction exceeds $250,000.

     9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

        (a) REPRESENTATIONS TRUE AND CORRECT. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.

        (b) COMPLIANCE WITH COVENANTS AND AGREEMENTS. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

        (c) PRICE ADJUSTMENT LIMITATIONS. The aggregate downward adjustment (if any) of the Purchase Price which results from the procedures set forth in
     Section 8 does not exceed $2,600,000.

        (d) LITIGATION. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

        (e) CONSENTS. Seller shall have obtained all consents of third parties as required pursuant to the terms of the contracts identified in Paragraph 4(a)(x) or the Disclosure Schedule.

     If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Buyer is not in material breach of its obligations hereunder in the absence of Seller being in material breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated. In the event such a termination by Buyer occurs the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 3, 6(a)(iii) and 14 hereof all of which will survive such termination).

     10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to the each of the following conditions being met:

        (a) REPRESENTATIONS TRUE AND CORRECT. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

        (b) COMPLIANCE WITH COVENANTS AND AGREEMENTS. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

        (c) PRICE ADJUSTMENT LIMITATIONS. The aggregate downward adjustment (if any) of the Purchase Price which results from the procedures set forth in
     Section 8 does not exceed $2,600,000.

        (d) LITIGATION. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

     If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and

(in either case) Seller is not in material breach of its obligations hereunder in the absence of Buyer being in material breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 3, 6(a)(iii) and 14 hereof, all of which will survive such termination).

     11.  CLOSING.

        (a) ACTIONS AT CLOSING. The closing (herein called the "CLOSING") of the transaction contemplated hereby shall take place in the offices of Thompson & Knight LLP at 1700 Pacific Avenue, Dallas, Texas 75201, on or before May 31, 2000, at 10 a.m. Central Daylight Time, or at such other date and time (i) as the Buyer and Seller may mutually agree upon or (ii) to which Seller may postpone the Closing pursuant to Section 7 hereof (such date and time, as changed pursuant to clauses (i) and (ii), being herein called the "CLOSING DATE"). At the Closing:

        (i) DELIVERY OF CONVEYANCE. Seller shall execute, acknowledge and deliver to Buyer a conveyance of the Properties (the "CONVEYANCE"), in the form attached hereto as Schedule III (and with Exhibit A hereto, with such modifications as may be mutually agreed to by Buyer and Seller, being attached thereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 7 o'clock a.m., local time at the locations of the Properties, respectively, on January 1, 2000 (herein called the "EFFECTIVE DATE").

        (ii) PAYMENT TO SELLER. Buyer shall deliver to the C.W. Resources, Inc., by wire transfer of immediately available funds to an account designated by C.W. Resources, Inc. in a bank located in the United States, an amount equal to (A) the Purchase Price, plus (B) interest at the rate of 8% per annum on an amount equal to the Base Purchase Price, as adjusted by any adjustments made under Section 8, from March 15, 2000 to (i) if Seller exercises its right under Section 7 to extend the Closing Date, May 31, 2000, or (ii) otherwise, the Closing Date, less or plus (as the case may be) (C) any adjustments under Section 12 which are to be made at Closing, less (D) the Deposit. Unless Seller has, at or before Closing, obtained the agreements contemplated by the fourth sentence of Section 11(b)(ii), the Operations Adjustment portion of the Purchase Price will not be required to be paid at Closing, and such payment to Seller will also be reduced by the amount of the Operations Adjustment plus any interest under clause (B) above attributable to that portion of the Purchase Price. C.W. Resources, Inc. shall receive such amount on behalf of all parties constituting Seller, and Buyer, having so paid such amount, shall have no responsibility for the proper division of such amount among the parties constituting Seller.

        (iii) TURN OVER POSSESSION. Seller shall, to the extent Seller can do so, turn over possession of the Properties.

        (iv) SUCCESSION BY BUYER. Buyer shall (A) furnish to Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) as Seller may require that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties, (B) with respect to properties operated by Seller where Buyer is to succeed Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities (including, without limitation, Form P-4 for filing with the Railroad Commission of Texas), and
     (C) execute and deliver to Seller such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer's assumption of plugging and abandonment liabilities with respect to the wells located on the Properties or on units in which the Properties participate.

        (v) NON-FOREIGN STATUS TAX AFFIDAVIT. If Buyer so requests, Seller will execute and deliver to Buyer an affidavit or other certification (as permitted by such code) that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986 as amended (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and regulations promulgated thereunder).

        (vi) FEDERAL AND STATE CONVEYANCE FORMS. Seller shall, where appropriate, prepare, execute (and, where required, acknowledge) and deliver to Buyer forms of conveyance or assignment as required by the applicable authorities for transfers of interests in state and federal leases included in the Oil and Gas Properties.

        (vii) LETTERS IN LIEU. Seller shall, if requested by Buyer, prepare, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties.

        (b)  POST CLOSING ACTIONS.

        (i) TRANSFER OF FILES. Seller will use its best efforts to deliver to Buyer, at Buyer's expense, and within 15 days after Closing, all of Seller's lease files, abstracts and title opinions, division order files, production records, well files, accounting records (but not including general financial accounting or tax accounting records), and other similar files and records which directly relate to the Properties, provided that Seller shall not be obligated to turn over to Buyer any records or data which Seller believes that Seller cannot provide to Buyer without, in Seller's reasonable opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. Notwithstanding the foregoing sentence, Seller shall provide Buyer a list of all records or data which Seller is withholding pursuant to such sentence to Buyer including a general description of such records' contents and the specific reason claimed by for Seller's for such withholding.

        (ii) BUYER AS SUCCESSOR OPERATOR. Buyer desires to become successor operator with respect to as many of the Oil and Gas Properties operated by Seller as it can, other than the Oil and Gas Properties described in subsection 1(e) above. IT IS RECOGNIZED THAT THERE IS NO ASSURANCE GIVEN BY SELLER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE OTHER PARTIES OWN INTERESTS IN THE WELLS LOCATED THEREON. Buyer and Seller agree to undertake reasonable efforts to cooperate toward accomplishing such goal. If, despite its best efforts undertaken in good faith, Buyer is unable to obtain, on or before a date which is 120 days after Closing occurs, necessary agreements such that it will become such successor operator with respect to wells and units identified on Schedule I representing at least 90% of the value (determined based on the allocated amounts shown on Schedule I) of the wells and units identified on such
     Schedule I which are operated by Seller, then the Purchase Price will be reduced by an amount equal to $3,000,000 (the "OPERATIONS ADJUSTMENT"); otherwise any portion of the Operations Adjustment not paid at Closing due to the next to last sentence of Section 11(a)(ii) (together with interest thereon at the rate of 8% per annum from March 15, 2000 until such payment is made) shall be paid to C.W. Resources, Inc. (in the same manner as payments under Section 11(a)(ii)) promptly after the agreements contemplated above are obtained and in any event not later than 125 days after Closing.

        (iii) OPERATIONAL TRANSITION. For a reasonable period of time after Closing, Buyer and Seller shall undertake reasonable efforts to cooperate with respect to transition activities as to Properties where Buyer succeeds Seller as operator. To the extent Seller remains an operator after Closing (which it shall have no obligation to do), it shall serve as operator under the applicable operating agreement in the manner provided by such agreement and, to the extent Seller so operates any Property after Closing and/or provides disbursement services under subsection (iv) below, its obligations to Buyer with respect thereto shall be no greater than those which it would have to a non-operator under the applicable operating agreement (and, in the absence of an operating agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

        (iv) TRANSITION OF CERTAIN ACCOUNTING MATTERS. With respect to each Oil and Gas Property as to which Buyer becomes successor operator and with respect to which Seller is disbursing proceeds of production attributable to other parties entitled thereto, (i) Seller shall continue to receive such proceeds of production up to the Closing and, to the extent it actually receives such proceeds, shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times), of such proceeds of production to the parties entitled to same, with any such proceeds of production after the Closing received by Seller to be promptly forwarded to Buyer (who shall thereafter account for same to the parties entitled thereto) and Seller shall, as promptly as possible after Closing, deliver to Buyer a copy of its "pay list" for each such property (which list shall include the names of all parties for whom it is holding in suspense proceeds of production). Seller will retain all suspense funds, and responsibility therefor, and such suspense funds, and Seller's handling thereof, shall be included in the matters which Seller indemnifies Buyer with respect to, under Section 13 below. Following delivery of the materials referred to above, Buyer shall become responsible for all disbursements of proceeds of production from such properties and such disbursement activities shall be included in the matters which Buyer assumes, and indemnifies Seller with respect to, under Section 13 below.

     12.  CERTAIN ACCOUNTING ADJUSTMENTS.

        (a) ADJUSTMENTS FOR REVENUES AND EXPENSES. Appropriate adjustments shall be made between Buyer and Seller so that (i) Buyer will bear all expenses which are incurred in the operation of the Properties after the Effective Date (including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating agreements (regardless of whether such operating agreements are with third parties or related entities and regardless of whether Seller is the operator or a non-operator)), and all other overhead charges actually charged by Seller (and for which Seller bills third parties for their respective shares) or charged to Seller by third parties, and operating expenses), and Buyer will receive all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties and which are produced after the Effective Date, and (ii) Seller will bear all expenses which are incurred in the operation of the Properties before the Effective Date and Seller will receive all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the Effective Date. It is agreed that, in making such adjustments: (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date, (ii) ad valorem and similar taxes assessed for periods prior to the Effective Date shall be borne by Seller and ad valorem taxes assessed for periods on or after the Effective Date shall be borne by Buyer, (iii) ad valorem and similar taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), (iv) casualty losses shall be handled in accordance with Section 15, and (v) no consideration shall be given to the local, state or federal income tax liabilities of any party.

        (b) INITIAL ADJUSTMENT AT CLOSING. At least 5 days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for in subsection (a) above based on amounts which prior to such time have actually been paid or received by Seller. Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Seller's computation shall be used at Closing, subject to further adjustment under subsection (c) below. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit at Closing for the amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

        (c) ADJUSTMENT POST CLOSING. On or before 120 days after Closing, Seller shall provide to Buyer a statement showing its computations regarding any information which may then be available pertaining to the adjustments provided for in subsection (a) above, and Buyer shall review such statement. Buyer and Seller shall determine if Seller's statement accurately reflects any additional adjustments that should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. After such adjustments are made, no further adjustments shall be made under this Section 12.

     13.  ASSUMPTION AND INDEMNIFICATION.   Except as provided in Section 18(b)
below with respect to the JW Litigation (below defined), and except for matters which would constitute breaches of the express representations and warranties of Seller set forth in
Section 4(a) above, Buyer shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Conveyance, shall be deemed to have agreed) (a) to assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership and/or operation of the Properties after the Effective Date (including, without limitation, those arising under the contracts and agreements described in Section 1(c) above), and (b) to indemnify and hold Seller (and the respective affiliates of the parties constituting Seller, and the respective directors, officers, employees, attorneys, contractors and agents of such affiliates and such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to either (A) the ownership and/or operation of the Properties after the Effective Date or (B) a breach of Buyer's express representations and warranties set forth in Section 5 above. In connection with (but not in limitation of) the foregoing, it is specifically understood and agreed that such duties, obligations and liabilities arising out or otherwise relating to the ownership and/or operation of the Properties after the Effective Date (other than matters which should have been disclosed under Section 4(a)(vii) above, but were not) shall (notwithstanding anything herein appearing to be to the contrary) be deemed to include all matters arising out of the condition of the Properties on the Effective Date (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Properties, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, applicable environmental laws, rules, regulations and orders, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Effective Date, and the assumptions and indemnifications by Buyer provided for in the first sentence of this section shall expressly cover and include such matters. Seller shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Conveyance shall be deemed to have agreed) to indemnify and hold Buyer (and its affiliates, and the respective directors, officers, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to either (A) the ownership and/or operation of the Properties prior to the Effective Date, except to the extent the same arise out of the condition of the Properties (such matters having been provided for above), and except to the extent the same arise out of any matter disclosed on the Disclosure Schedule (other than the litigation for which Seller retains responsibility under Section 18(b) below, which is covered by such
Section 18(b)), or out of any matter made the subject of an Asserted Defect pursuant to Section 7 above or (B) a breach of Seller's express representations and warranties set forth in Section 4(a) above. In the event of any conflict which may appear to exist between this Section and Section 12 above, this Section shall control. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE

NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

     14. NO COMMISSIONS OWED. Seller agrees to indemnify and hold Buyer (and its affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of Buyer and such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold Seller (and the respective affiliates of the parties constituting Seller, and the respective officers, directors, employees, attorneys, contractors and agents of such affiliates and such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

     15. CASUALTY LOSS. In the event of damage by fire or other casualty to the Properties prior to the Closing, this Agreement shall remain in full force and effect, and in such event:

        (a) OIL AND GAS PROPERTIES. As to each such Property so damaged which is an Oil and Gas Property, then (unless Seller elects to repair such damage, which Seller shall have no obligation to do, in which case all rights to insurance proceeds related thereto shall belong to Seller), (i) at the election of either Buyer of Seller, such Property shall be treated as if it had an Asserted Defect associated with it and the procedure provided for in Section 8 shall be applicable thereto (in which case, unless Buyer and Seller agree to the contrary, all rights to insurance proceeds related thereto shall belong to Seller), or, (ii) if no such election is made by Buyer or Seller, the Purchase Price will not be adjusted, and Seller shall, at Seller's election, either collect (and when collected pay over to Buyer) any insurance claims related to such damage, or assign to Buyer such insurance claims, and, in either event, Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

        (b) OTHER PROPERTIES. As to each such Property so damaged which is other than an Oil and Gas Property, Seller shall, at Seller's election, either (i) repair such damage or replace such Property, (ii) collect (and when collected pay over to Buyer) any insurance claims related to such damage, or (iii) assign to Buyer any insurance claims related to such damage, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

Seller has no obligation to carry insurance coverage, or to carry any particular types or amounts of coverage, and, in the event of a loss which is not covered by insurance, Seller shall have no obligation to Buyer with respect thereto.

     16. NOTICES. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:    3TEC Energy Corporation
                Two Shell Plaza
                777 Walker, Suite 2400
                Houston, Texas 77002
                Fax: (713) 821-7200
                Attention:  Floyd C. Wilson

                With a copy to:
                Hinkle Elkouri Law Firm L.L.C.
                301 N. Main, Suite 2000
                Wichita, Kansas 67202
                Fax:  (316) 264-1518
                Attention:  David S. Elkouri

If to Seller:   Carl A. Westerman
                P.O. Box 6531
                3400 West Marshall
                Longview, Texas 75604
                Fax:  (903) 759-2153

        With a copy to:

                Samuel D. Haas
                175 Calle Ventoso West
                Santa Fe, New Mexico  87501
                Fax:  (505) 988-5865

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

     17. SURVIVAL OF PROVISIONS. All representations and warranties made herein by Buyer and Seller shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time (and shall inure to the benefit of the respective successors and assigns of Buyer and Seller), and all of such representations and warranties shall, survive the Closing and the delivery of the Conveyance indefinitely, except that other than those set forth in Section 4(a)(i) through 4(a)(v) above, representations and warranties of Seller shall terminate six months after the Closing Date. The provisions of
Section 11 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 12, 14, 16 and 18 shall (subject to any limitations set forth therein) survive the Closing and delivery of the conveyance indefinitely. The obligations of Buyer under Section 13 shall survive the Closing and the delivery of the Conveyance indefinitely, and the obligations of Seller under
Section 13 shall also survive the Closing and the delivery of the Conveyance, but (i) except as provided in subsections (ii) and (iii) below, shall terminate one year after the Closing Date, and (ii) as to breaches of Seller's representations and warranties, shall terminate when such representations and warranties terminate (as provided above), and (iii) as to proper payment of royalties due with respect to the Oil and Gas Properties under leases (interests in which are included in the Oil and Gas Properties), or any matter that should have been disclosed in connection with Section 4(a)(v), but was not, or any matter that should have been disclosed in connection with Section 4(a)(vii), but was not, shall terminate two years after the Closing Date.

     18.  MISCELLANEOUS MATTERS.

        (a) FURTHER ASSURANCES. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

        (b) JW LITIGATION, OTHER LITIGATION. The parties acknowledge the existence of that certain lawsuit styled Wagner & Brown, Ltd. vs. H.G., Westerman vs. C.W. Resources, Inc., et al. (Cause No 41,534), 238th Judicial District Court, Midland County, Texas (the "JW LITIGATION") and agree that the existence of the JW Litigation shall in no way interfere with the consummation of the transaction contemplated hereby. Seller shall retain full responsibility, and full control, over such JW Litigation, handling it (including, without limitation, decisions on litigation strategy, decisions to settle (and settlement terms) or prosecute the same and/or decisions to appeal or not appeal any judgment) in its sole, unfettered discretion, and at its sole cost (including cost of settlement or payment of judgment, if any) and with it having sole right to any amounts (including any settlement or judgment amounts) paid by other parties thereto. Seller shall indemnify and hold Buyer (and its affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of Buyer and such affiliates) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including court costs and attorneys' fees, except attorneys' fees, and costs, for attorneys, if any, employed by Buyer) of any kind arising out of or resulting from such JW Litigation.

     Notwithstanding anything in the foregoing appearing to the contrary, if, as a result of a settlement of such JW Litigation, or a final nonappealable judgment with respect thereto, title to any portion of the Properties conveyed to Buyer pursuant to this agreement is lost, Seller's liability for such loss shall be an amount computed in the same manner as if such loss had been Defects handled under Section 8(b)(i), and such amount (which shall be paid to Buyer promptly after such settlement or judgment is finalized) shall be deemed to fully compensate Buyer for such loss; Buyer recognizes such risk of title loss, and, in the event the same occurs, agrees to relinquish the lost interest and account for revenues received (less expenses paid) by it with respect thereto. Seller shall also retain responsibility, and full control, over those certain lawsuits styled Jane Turner Sheppard, et al vs. C.W. Resources, et al, Jerrell L. McBride vs. Clarence N. Schwab dba CNS Energy, et al, vs. Procom Energy, Inc., W. L. Dixon, et al vs. Amoco Production Company, et al (each disclosed on the Disclosure Schedule) (the "CERTAIN LITIGATION"), in the same manner, and on the same terms, as provided above for the JW Litigation. Buyer will assume full responsibility for, and control over, all litigation disclosed on the Disclosure Schedule other than the JW Litigation and the Certain Litigation, with such assumption of responsibility and control to be on the same basis as provided above for Seller's responsibility for, and control over, the JW Litigation (except that, of course, the language providing for certain matters in the event of a loss of title by Buyer will be inapplicable). The party having responsibility for and control of a litigation matter shall be entitled to receive, from the other party, and it is agreed that the other party shall give, its cooperation in the handling of such litigation (for example, and without limitation, Seller agrees to make its employees available for depositions, if any, and for testimony at any trial); similarly, the party handling a litigation matter will cooperate with the other party so as to minimize the impact on the other party's business operations to the extent reasonably possible. It is agreed that the total out-of-pocket cost (including attorneys' fees, any settlement payments and payment of any judgement) to Buyer of handling the C.W. Resources, Inc. et al. vs. Valence Operating Company matter (identified on the Disclosure Schedule) shall be limited to $200,000 and that Seller will bear all out-of-pocket costs in excess of such amount; provided that Seller may, at any time, elect (by notice in writing to Buyer) to take over responsibility for, and control of, such matter (on the same basis as provided above for Seller's responsibility for, and control over, the JW Litigation), and Buyer shall have no further obligation for out-of-pocket costs incurred after Seller actually takes over such matter.

        (c) SHALLOW COMPLETION IN HAYNESVILLE WELL. Should a well drilled to the Haynesville Formation under the Oil and Gas Properties described in
     Section 1(e) above not be completed in such formation, it is recognized that Buyer, as the owner of rights to depths above such formation, may take over Seller's interest in such well prior to its abandonment, but if Buyer elects to do so, it shall reimburse Seller for its portion of the cost of drilling such well which would be attributable to drilling such well to a depth sufficient to attempt a Cotton Valley Sand Formation completion.

        (d) DECEPTIVE TRADE PRACTICES WAIVER. TO THE EXTENT APPLICABLE TO THE TRANSACTION CONTEMPLATED HEREBY OR ANY PORTION THEREOF, BUYER WAIVES BUYER'S RIGHTS UNDER THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES
     - CONSUMER PROTECTION ACT, SECTIONS 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY COMPARABLE ACT IN ANY OTHER STATE IN WHICH THE PROPERTIES ARE LOCATED. BUYER STATES THAT, AFTER CONSULTATION WITH AN ATTORNEY OF BUYER'S SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

        (e) PARTIES BEAR OWN EXPENSES/NO SPECIAL DAMAGES. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

        (f) NO SALES TAXES. No sales, transfer or similar tax will be collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Seller (and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Buyer shall remit such taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

        (g) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter; provided that any Confidentiality Agreement executed by Buyer and Seller, or any representative of Seller, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

        (h) AMENDMENTS, WAIVERS. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

        (i) CHOICE OF LAW. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessary governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state.

        (j) HEADINGS, TIME OF ESSENCE, ETC. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

        (k) NO ASSIGNMENT. Prior to Closing, neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

        (l) LIKE KIND EXCHANGE. Seller may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to any or all of the Properties (a "Like-Kind Exchange") at any time prior to the date of Closing. In order to effect a Like-Kind Exchange, Buyer shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effecting the Like-Kind Exchange, including, but not limited to, permitting Seller to assign its rights under this Agreement to a qualified intermediary of Seller's choice in accordance with Treasury Regulation 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, Buyer shall incur no expense in connection with such Like-Kind Exchange, Buyer shall not be required to take title to any property other than the Properties in connection with the Like-Kind Exchange, and Buyer's possession of the Properties will not be delayed by reason of any such Like-Kind Exchange.

        (m) SUCCESSORS AND ASSIGNS. Subject to the limitation on assignment contained in subsection (k) above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

        (n) COUNTERPART EXECUTION. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart.

     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

                    C.W. RESOURCES, INC.


                    By:
                       ------------------------------
                       Carl A. Westerman, President



                    WESTERMAN ROYALTY, INC.


                    By:
                       ------------------------------
                       Dawne W. Tadlock, President


                    ---------------------------------
                    Carl A. Westerman


                    3TEC ENERGY CORPORATION


                    By:
                       ------------------------------
                       Floyd C. Wilson
                       President and Chief Executive Officer

                         LIST OF SCHEDULES AND EXHIBITS

Schedules -  I   Wells and Units with WI & NRI and allocated price
             II  Disclosure Schedule
             III Conveyance Form


Exhibits  -  A   Property Descriptions
             B   Escrow Agreement
             C   PUD Locations Map